The Community Financial Corporation Announces Results of Operations for Second Quarter of 2016

WALDORF, MD -- (Marketwired - July 20, 2016) - The Community Financial Corporation (NASDAQ: TCFC) (the "Company"), the holding company for Community Bank of the Chesapeake (the "Bank"), reported its results of operations for the second quarter and first half of 2016. Consolidated net income available to common shareholders was $1.7 million or $0.38 per common share (diluted) for the three months ended June 30, 2016, an increase of $130,000, or $0.03 per common share (diluted), compared to the three months ended March 31, 2016. The Company's income before income taxes increased $240,000 to $2.8 million for the three months ended June 30, 2016 from $2.6 million for the three months ended March 31, 2016.

Consolidated net income available to common shareholders was $1.7 million for the three months ended June 30, 2016, an increase of $27,000 compared to the three months ended June 30, 2015. Earnings per common share (diluted) at $0.38 increased $0.01 from $0.37 per common share (diluted) for the three months ended June 30, 2015. Consolidated net income available to common shareholders of $3.3 million or $0.72 per common share (diluted) for the six months ended June 30, 2016 decreased $163,000 or $0.03 per common share (diluted) compared to the six months ended June 30, 2015. Consolidated net income reflects the stability of core earnings while absorbing the impact of the 2015 subordinated debt offering that replaced SBLF preferred stock.

"Our current year's initiative to reduce costs picked up momentum during the second quarter of 2016. Our efficiency ratio improved to 68.33% during the second quarter from 70.68% for the previous quarter. We controlled the rate of expense growth at 0.7% compared to the prior quarter. The significant increase in loan volume resulted net interest income growing faster than operating expenses," stated William J. Pasenelli, President and Chief Executive Officer. "In our first two quarters, loan growth was very strong. Average loans outstanding grew by $77.9 million in the first six months and end of period gross loans have increased $86.2 million, or 18.8% on an annualized basis, from $918.9 million at December 31, 2015 to $1.05 billion at June 30, 2016. We have a strong pipeline heading into the second half of the year and continued loan growth, paired with our expense reduction initiative, should increase our operating leverage during the second half of the year."

Operations - Three Months Ended June 30, 2016 compared to Three Months Ended March 31, 2016

Consolidated net income available to common shareholders was $1.7 million for the three months ended June 30, 2016, an increase of $130,000 compared to the three months ended March 31, 2016. This is attributable to increased net interest income of $502,000, partially offset by increases to the provision for loan losses of $137,000, noninterest expense of $52,000, income tax expense of $110,000 and a $73,000 decrease in noninterest income.

Net interest income increased $502,000 to $9.9 million for the three months ended June 30, 2016 compared to $9.4 million for the three months ended March 31, 2016. Net interest margin at 3.52% for the three months ended June 30, 2016 increased two basis points from 3.50% for the three months ended March 31, 2016. Net interest margin in the second quarter of 2016 was positively impacted by approximately five basis points from loans returning to performing status from nonaccrual and other miscellaneous activities, such as loan payoffs. The Company expects a slight net interest margin compression during the second half of 2016 based on its pipeline and plans to add additional residential mortgages and investments.

During the three months ended June 30, 2016, the Company's cost of funds increased one basis point to 0.74% compared to 0.73% for the first quarter of 2016. Average transaction deposits, which include savings, money market, interest-bearing demand and non-interest bearing demand accounts, for the three months ended June 30, 2016 increased $29.6 million, or 5.6%, to $556.1 million compared to $526.5 million for the three months ended March 31, 2016. Average non-interest-bearing demand deposits increased $9.2 million, or 6.9%, to $142.2 million compared to the prior quarter.

Medium-term market interest rates have fallen since the fourth quarter of 2015, with the ten year U.S. Treasury rate as of July 15, 2016 ending at 1.60%. This is down from 2.27% at December 31, 2015. The five year U.S. Treasury rate as of July 15, 2016 was 1.15%. This is down from 1.76% at December 31, 2015. These lower medium-term interest rates are due to economic weaknesses in the world economy. Assuming treasury rates remain depressed in the 5 to 10 year range, there will be more negative pressure on the re-pricing of the loan portfolio and the pricing of new loans. The downward trend in treasury rates had a positive impact on local deposit pricing through the second quarter of 2016.

Interest and dividend income increased by $616,000 to $11.9 million for the three months ended June 30, 2016 compared to $11.3 million for the three months ended March 31, 2016, primarily due to increased income from the growth in the average balance of loans. Additionally, interest income increased due to larger average investment balances and higher yields on loans as the result of loans returning to performing status from nonaccrual and other miscellaneous activities, such as loan payoffs. These increases to interest income were partially offset by a decrease in yields on investments. Interest income on loans increased $551,000 due to growth of $47.6 million in the average balance of loans from $919.1 million for the three months ended March 31, 2016 to $966.7 million for the three months ended June 30, 2016. Average loan yields increased three basis points from 4.59% for the three months ended March 31, 2016 to 4.62% for the three months ended June 30, 2016, which resulted in an increase in interest income of $74,000. Interest and dividend income on investments decreased a net of $9,000 during the second quarter of 2016 compared to the prior quarter. A reduction in average yields from 1.98% to 1.93% resulted in a decrease of $19,000 partially offset by a $10,000 increase in interest and dividend investment income due to a $2.1 million increase in average investment balances.

Interest expense increased $114,000 to $2.0 million for the three months ended June 30, 2016 compared to the prior quarter due to an increase in the average balances of interest-bearing liabilities and a small increase in the cost of interest-bearing liabilities. During the three months ended June 30, 2016, interest expense increased $52,000 due to larger average balances of interest-bearing transaction deposit accounts and time deposits which increased $37.9 million from $789.9 million for the three months ended March 31, 2016 to $827.8 million for the three months ended June 30, 2016. Interest expense increased $39,000 due to $5.9 million in higher average long-term and short-term debt balances than the prior quarter. Additionally, interest expense increased $36,000 as rates on interest-bearing deposit accounts increased modestly from 0.55% to 0.57%. The cost of total deposits at 0.49% for the three months ended June 30, 2016 increased 1 basis point from 0.48% for the three months ended March 31, 2016 as an increase in average noninterest bearing deposits partially offset the increase in the cost of average interest bearing deposits. These increases to interest expense were partially offset by a reduction in interest expense of $13,000 due a reduction in the average rate paid on debt. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures ("TRUPS"), subordinated notes, and short-term borrowings, declined from 2.71% for the three months ended March 31, 2016 to 2.66% for the three months ended June 30, 2016.

The provision for loan losses increased $137,000 to $564,000 for the three months ended June 30, 2016 compared to $427,000 for the three months ended March 31, 2016. Net charge-offs for the current quarter decreased $329,000 from $377,000 for the three months ended March 31, 2016 to $48,000 for the three months ended June 30, 2016. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as increased loan growth. Overall, these changes resulted in a higher provision for loan losses for the comparable periods. The specific allowance is based on management's estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs and additions to other real estate owned.

Noninterest income decreased by $73,000 to $777,000 for the three months ended June 30, 2016 compared to $850,000 for the three months ended March 31, 2016. During the second quarter of 2016, the Company recognized losses of $448,000 on the disposition of $2.8 million in other real estate owned ("OREO"). The OREO losses were partially offset by increases of $294,000 in service charges and $81,000 from miscellaneous and other income sources compared to prior quarter.

Noninterest expense of $7.3 million for the second quarter of 2016 increased $52,000, or 0.7%, from the first quarter of 2016. The current quarter increase was primarily the result of increases in operating expenses of $203,000 compared to the prior quarter, of which approximately $100,000 related to the timing of planned advertising campaigns. The Company's compensation and benefits increased slightly in the second quarter of 2016 compared to the prior quarter due to higher self-insured health insurance claims. During the first quarter of 2016, the Company identified annualized savings of $1.2 million, primarily from reductions in staffing due to employee attrition and retirement. These annualized savings will be realized over the next year. The Company is focused on reducing expenses by streamlining internal processes and thereby FTEs as well as reviewing vendor relationships. The Company is cautiously optimistic that these cost cutting efforts and its continued asset growth will create operating leverage and increase both its return on average assets and return on equity over the next year. The Company's efficiency ratio and noninterest expense as a percentage of average assets for the three months ended June 30, 2016 compared to the three months ended March 31, 2016 were 68.33% and 2.41%, respectively, and 70.68% and 2.51%, respectively. The following is a summary breakdown of noninterest expense compared to the prior quarter:

                                Three Months Ended
                                June 30,   March 31,
(dollars in thousands)            2016       2016     $ Change   % Change
------------------------------ ---------- ---------- ----------  ---------
Compensation and Benefits      $    4,197 $    4,152 $       45        1.1%
OREO Valuation Allowance and
 Expenses                             105        301       (196)     (65.1%)
Operating Expenses                  2,990      2,787        203        7.3%
                               ---------- ---------- ----------
Total Noninterest Expense      $    7,292 $    7,240 $       52        0.7%
                               ========== ========== ==========

Operations - Three Months Ended June 30, 2016 compared to Three Months Ended June 30, 2015

Consolidated net income available to common shareholders of $1.7 million for the three months ended June 30, 2016 increased $27,000 compared to the three months ended June 30, 2015. This is attributable to increased net interest income of $862,000, partially offset by increases to the provision for loan losses of $172,000, noninterest expense of $404,000, income tax expense of $74,000 and decreased noninterest income of $185,000.

Net interest income increased $862,000 to $9.9 million for the three months ended June 30, 2016 compared to $9.0 million for the three months ended June 30, 2015. The net interest margin was 3.52% for the three months ended June 30, 2016, an eight basis point decrease from 3.60% for the three months ended June 30, 2015. The decrease in net interest margin was largely the result of lower yields on loans and slightly higher funding costs.

Interest and dividend income increased by $993,000 to $11.9 million for the three months ended June 30, 2016 compared to $10.9 million for the three months ended June 30, 2015, primarily due to increased income from the growth in the average balance of loans and investments and increased investment yields. Interest and dividend income on loans increased $1.1 million due to growth of $91.8 million in the average balance of loans from $874.9 million for the three months ended June 30, 2015 to $966.7 million for the three months ended June 30, 2016. Interest and dividend income on investments increased $196,000 during the second quarter of 2016 compared to the same period in the prior year as average interest-earning investment balances increased $27.0 million and average yields increased from 1.73% to 1.93%. Average loan yields declined 12 basis points from 4.74% for the three months ended June 30, 2015 to 4.62% for the three months ended June 30, 2016, which resulted in a decrease in interest and dividend income of $264,000.

Interest expense increased $131,000 to $2.0 million for the three months ended June 30, 2016 compared to $1.9 million for the three months ended June 30, 2015, due primarily to an increase in the average balances of interest-bearing liabilities and a slight change in the composition of interest-bearing liabilities between the comparable periods. During the three months ended June 30, 2016, interest expense increased $142,000 due to larger average balances of interest-bearing transaction deposit accounts, time deposits and short-term borrowings compared to the same quarter of 2015. Additionally, interest expense increased $60,000 due to increased rates on interest-bearing deposit accounts and debt. These increases to interest expense were partially offset by a reduction in interest expense of $71,000 due to an $11.8 million decrease in average long-term debt balances from the comparable period to $58.8 million for the three months ended June 30, 2016. As a result of the change in the composition of debt, the average rate paid on debt declined from 2.80% for the three months ended June 30, 2015 to 2.66% for the comparable period in 2016.

The Company continued to make progress in controlling overall deposit costs by increasing transaction deposits as a percentage of overall deposits. Average transaction accounts as a percentage of average total deposits increased from 55.6% for the three months ended June 30, 2015 to 57.3% for the three months ended June 30, 2016. Deposit costs at 0.49% were the same for the three months ended June 30, 2016 and 2015, respectively. Average transaction deposits, which include savings, money market, interest-bearing demand and noninterest bearing demand accounts, for the three months ended June 30, 2016 increased $81.6 million or 17.2% to $556.0 million compared to $474.4 million for the comparable period in 2015. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $26.3 million from $115.9 million for the three months ended June 30, 2015 to $142.2 million for the three months ended June 30, 2016.

The provision for loan losses increased $172,000 to $564,000 for the three months ended June 30, 2016 compared to $392,000 for the three months ended June 30, 2015. Net charge-offs for the quarter decreased $208,000 from $256,000 for the three months ended June 30, 2015 to $48,000 for the three months ended June 30, 2016. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as increased loan growth. Overall, these changes resulted in a higher provision for loan losses for the comparable periods. The specific allowance is based on management's estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs and additions to OREO.

Noninterest income decreased by $185,000 to $777,000 for the three months ended June 30, 2016 compared to $962,000 for the three months ended June 30, 2015. During the second quarter of 2016, the Company recognized losses of $448,000 on the disposition of $2.8 million in OREO compared to $18,000 in OREO losses recognized for the comparable period. The OREO losses were partially offset by increases of $205,000 in service charges and $40,000 from miscellaneous and other income sources compared to same three months in the prior year.

For the three months ended June 30, 2016, noninterest expense increased 5.9%, or $404,000, to $7.3 million from $6.9 million for the comparable period in 2015. The Company's 2015 total growth in salary and benefit costs was 3.2%. Total growth of salary and benefits in the first six months of 2016 was $316,000 or 3.9%. The Company's efficiency ratio and noninterest expense as a percentage of average assets for the three months ended June 30, 2016 and 2015 were 68.33% and 2.41%, respectively, and 68.91% and 2.54%, respectively. The following is a summary breakdown of noninterest expense:

                                 Three Months Ended
                                     June 30,
(dollars in thousands)            2016       2015     $ Change   % Change
------------------------------ ---------- ---------- ----------  ---------
Compensation and Benefits      $    4,197 $    3,888 $      309        7.9%
OREO Valuation Allowance and
 Expenses                             105        334       (229)     (68.6%)
Operating Expenses                  2,990      2,666        324       12.2%
                               ---------- ---------- ----------
Total Noninterest Expense      $    7,292 $    6,888 $      404        5.9%
                               ========== ========== ==========

Operations - Six Months Ended June 30, 2016 compared to Six Months Ended June 30, 2015

Consolidated net income available to common shareholders of $3.3 million for the six months ended June 30, 2016 decreased $163,000 compared to the six months ended June 30, 2015. This is attributable to increases to the provision for loan losses of $421,000, noninterest expense of $701,000 and decreased noninterest income of $297,000. These decreases to net income were partially offset by increased net interest income of $1.2 million and reductions in income tax expense of $74,000 and preferred dividends of $23,000.

Net interest income increased $1.2 million to $19.3 million for the six months ended June 30, 2016 compared to $18.1 million for the six months ended June 30, 2015. The net interest margin was 3.51% for the six months ended June 30, 2016, a 12 basis point decrease from 3.63% for the six months ended June 30, 2015. The decrease in net interest margin was largely the result of lower yields on loans, slightly higher funding costs and a full quarter of interest expense in the three months ended March 31, 2016 on the $23.0 million 6.25% subordinated notes issued during February 2015.

Interest and dividend income increased by $1.6 million to $23.2 million for the six months ended June 30, 2016 compared to $21.7 million for the six months ended June 30, 2015, primarily due to increased income from the growth in the average balance of loans and investments and increased investment yields. Interest and dividend income on loans increased $1.8 million due to growth of $78.9 million, or 9.1%, in the average balance of loans from $864.0 million for the six months ended June 30, 2015 to $942.9 million for the six months ended June 30, 2016. Interest and dividend income on investments increased $412,000 during the first six months of 2016 compared to the same period in the prior year as average interest-earning investment balances increased $24.1 million and average yields increased from 1.69% to 1.96%. Average loan yields declined 15 basis points from 4.76% for the six months ended June 30, 2015 to 4.61% for the six months ended June 30, 2016, which resulted in a decrease in interest and dividend income of $653,000.

Interest expense increased $385,000 to $4.0 million for the six months ended June 30, 2016 compared to $3.6 million for the six months ended June 30, 2015, due primarily to an increase in the average balances of interest-bearing liabilities. During the six months ended June 30, 2016, interest expense increased $378,000 due to larger average balances of interest-bearing transaction deposit accounts, time deposits, short-term borrowings and subordinated notes compared to the same period of 2015. Additionally, interest expense increased $211,000 due to increased rates on interest-bearing deposit accounts and debt. These increases to interest expense were partially offset by a reduction in interest expense of $204,000 due to a $16.2 million decrease in average long-term debt balances from the comparable period to $55.4 million for the six months ended June 30, 2016. The average rate paid on debt, which includes long-term debt, trust preferred junior subordinated debentures ("TRUPS"), subordinated notes, and short-term borrowings, increased from 2.63% for the six months ended June 30, 2015 to 2.69% for the six months ended June 30, 2016. Interest expense for the six months ended June 30, 2016 was $148,000 greater than the comparable period as a result of the timing of the funding of the subordinated notes in February 2015.

The Company continued to make progress in controlling overall deposit costs by increasing transaction deposits as a percentage of overall deposits. Average transaction accounts as a percentage of average total deposits increased from 55.2% for the six months ended June 30, 2015 to 57.2% for the six months ended June 30, 2016. Deposit costs at 0.48% were the same for the six months ended June 30, 2016 and 2015, respectively. Average transaction deposits, which include savings, money market, interest-bearing demand and noninterest bearing demand accounts, for the six months ended June 30, 2016 increased $74.6 million, or 16.0%, to $541.2 million compared to $466.6 million for the comparable period in 2015. The increase in average transaction deposits included growth in average noninterest bearing demand deposits of $23.6 million, or 20.7%, from $114.0 million for the six months ended June 30, 2015 to $137.6 million for the six months ended June 30, 2016.

The provision for loan losses increased $421,000 to $991,000 for the six months ended June 30, 2016 compared to $570,000 for the six months ended June 30, 2015. Net charge-offs for the first six months increased $131,000 from $294,000 for the six months ended June 30, 2015 to $425,000 for the six months ended June 30, 2016. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as increased loan growth. Overall, these changes resulted in a higher provision for loan losses for the comparable periods. The specific allowance is based on management's estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs and additions to other real estate owned.

Noninterest income decreased by $297,000 to $1.6 million for the six months ended June 30, 2016 compared to $1.9 million for the six months ended June 30, 2015. Noninterest income decreased due to the Company's exit from residential loan originations during the second quarter of 2015 and as a result, there were no gains on residential loans held for sale in the six months ended June 30, 2016 compared to $104,000 for the six months ended June 30, 2015. During the first six months of 2016, the Company recognized losses of $443,000 on the disposition of $3.4 million in OREO compared to $18,000 in OREO losses recognized for the comparable period. The decreases to noninterest income were partially offset by increases of $208,000 in service charges and $24,000 from miscellaneous and other income sources compared to same six months in the prior year.

For the six months ended June 30, 2016, noninterest expense increased 5.1%, or $701,000, to $14.5 million from $13.8 million for the comparable period in 2015. The Company's 2015 total growth in salary and benefit costs was 3.2%. Total growth of salary and benefits in the first six months of 2016 was $316,000 or 3.9%. The Company's efficiency ratio and noninterest expense as a percentage of average assets for the six months ended June 30, 2016 and 2015 were 69.48% and 2.46%, respectively, and 69.09% and 2.57%, respectively. The following is a summary breakdown of noninterest expense:

                                     Six Months Ended
                                        June 30,
(dollars in thousands)               2016      2015    $ Change   % Change
---------------------------------- --------- --------- ---------  --------
Compensation and Benefits          $   8,349 $   8,033 $     316       3.9%
OREO Valuation Allowance and
 Expenses                                406       553      (147)    (26.6%)
Operating Expenses                     5,777     5,245       532      10.1%
                                   --------- --------- ---------
Total Noninterest Expense          $  14,532 $  13,831 $     701       5.1%
                                   ========= ========= =========

Financial Condition at June 30, 2016 compared to December 31, 2015

Total assets at June 30, 2016 were $1.23 billion, an increase of $90.1 million, or 16.1% on an annualized basis, compared to total assets of $1.14 billion at December 31, 2015. The increase in total assets was primarily attributable to growth in loans. Net loans increased $86.3 million, or 19.1% on an annualized basis, from $909.2 million at December 31, 2015 to $995.5 million at June 30, 2016, mainly due to increases in loans for commercial real estate and residential first mortgages.

The Company separated residential rentals into a new loan portfolio segment beginning in the second quarter of 2016. Residential rentals include income producing properties that are 1-4 family units and apartment buildings. The Company's decision to segregate the residential rental portfolio for financial reporting was based on the growth and size of the portfolio and risk characteristics unique to residential rental properties. Residential rentals were previously included in the residential first mortgage and commercial real estate mortgage portfolios. A schedule of reclassified historical balances is included in a schedule following the balance sheet in this press release.

The following is a breakdown of the Company's loan portfolio at June 30, 2016 and December 31, 2015:

                                   June 30,            December 31,
(dollars in thousands)               2016%         2015%
-------------------------------- ------------ -------  ------------ -------

Commercial real estate           $    608,380   60.53% $    538,888   58.64%
Residential first mortgages           148,138   14.74%      131,401   14.30%
Residential rentals                   100,202    9.97%       93,157   10.14%
Construction and land
 development                           35,560    3.54%       36,189    3.94%
Home equity and second mortgages       22,104    2.20%       21,716    2.36%
Commercial loans                       57,167    5.69%       67,246    7.32%
Consumer loans                            332    0.03%          366    0.04%
Commercial equipment                   33,185    3.30%       29,931    3.26%
                                 ------------ -------  ------------ -------
                                    1,005,068  100.00%      918,894  100.00%
                                 ------------          ------------
Less:
  Deferred loan fees and
   premiums                               447    0.04%        1,154    0.13%
  Allowance for loan losses             9,106    0.91%        8,540    0.93%
                                 ------------          ------------
                                        9,553                 9,694
                                 ------------          ------------
                                 $    995,515          $    909,200
                                 ============          ============

The Company has been working to reduce classified loans by using approaches that maximize the Company's contractual rights with each individual customer relationship. The objective is to move non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe off the balance sheet. The Company is encouraging existing classified customers to obtain financing with other lenders or enforcing its contractual rights. Management believes this strategy is in the best long-term interest of the Company. As a result of these efforts, non-accrual loans and OREO to total assets decreased 32 basis points from 1.83% at December 31, 2015 to 1.51% at June 30, 2016. Non-accrual loans, OREO and TDRs to total assets decreased 58 basis points from 2.98% at December 31, 2015 to 2.40% at June 30, 2016.

Management considers classified assets to be an important measure of asset quality. Classified assets have been trending downward the last several years as a percentage of total assets and risk-based regulatory capital and in total dollars from a high point of greater than $81.9 million at September 30, 2011 to $41.4 million as of June 30, 2016 representing a decline of nearly 50%. During the fourth quarter of 2015, the Company reduced classified loans $3.5 million to $32.8 million. Of the fourth quarter 2015 reduction in classified loans, $2.7 million was transferred to OREO. These properties consisted of a 21 unit apartment building and 11 condo units. The Company disposed of $3.4 million of OREO properties during the first six months of 2016, including the aforementioned properties. During the three months ended March 31, 2016, the Company took a deed in lieu of foreclosure on a $2.1 million improved commercial office building with multiple tenants and a ratified contract for its sale. That contract was voided during the second quarter. The Company plans to manage the property until its sale and will recognize miscellaneous rental income during our ownership and management of the property. There is no expected loss from the eventual disposal of this property based on current appraised values, the current rent roll and rents of similar space in the area.

The following is a breakdown of the Company's classified and special mention assets at June 30, 2016, March 31, 2016 and December 31, 2015, 2014, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets

                            As of        As of        As of        As of
(dollars in thousands)    6/30/2016    3/31/2016    12/31/2015   12/31/2014
------------------------ -----------  -----------  -----------  -----------
Classified loans
  Substandard            $    31,433  $    31,944  $    31,943  $    46,735
  Doubtful                       502          502          861            -
  Loss                             -            -            -            -
                         -----------  -----------  -----------  -----------
Total classified loans        31,935       32,446       32,804       46,735
Special mention loans              -            -        1,642        5,460
                         -----------  -----------  -----------  -----------
Total classified and
 special mention loans   $    31,935  $    32,446  $    34,446  $    52,195
                         ===========  ===========  ===========  ===========

Classified loans              31,935       32,446       32,804       46,735
Classified securities            975        1,028        1,093        1,404
Other real estate owned        8,460       11,038        9,449        5,883
                         -----------  -----------  -----------  -----------
Total classified assets  $    41,370  $    44,512  $    43,346  $    54,022
                         ===========  ===========  ===========  ===========

Total classified assets
 as a percentage of
 total assets                  3.35%       3.78%       3.79%       4.99%
Total classified assets
 as a percentage of Risk
 Based Capital                28.25%      30.79%      30.19%      39.30%

                            As of        As of        As of
(dollars in thousands)    12/31/2013   12/31/2012   12/31/2011
------------------------ -----------  -----------  -----------
Classified loans
  Substandard            $    47,645  $    48,676  $    68,515
  Doubtful                         -            -            -
  Loss                             -            -           37
                         -----------  -----------  -----------
Total classified loans        47,645       48,676       68,552
Special mention loans          9,246        6,092            -
                         -----------  -----------  -----------
Total classified and
 special mention loans   $    56,891  $    54,768  $    68,552
                         ===========  ===========  ===========

Classified loans              47,645       48,676       68,552
Classified securities          2,438        3,028        6,057
Other real estate owned        6,797        6,891        5,029
                         -----------  -----------  -----------
Total classified assets  $    56,880  $    58,595  $    79,638
                         ===========  ===========  ===========

Total classified assets
 as a percentage of
 total assets                  5.56%       5.97%       8.10%
Total classified assets
 as a percentage of Risk
 Based Capital                43.11%      59.02%       83.89%

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) decreased $1.2 million from $11.4 million or 1.24% of total loans at December 31, 2015 to $10.2 million or 1.02% of total loans at June 30, 2016. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company's policy, interest income is recognized on a cash basis for these loans. The Company had 33 non-accrual loans at June 30, 2016 compared to 38 non-accrual loans at December 31, 2015. Non-accrual loans at June 30, 2016 included $7.7 million, or 75% of non-accrual loans, attributed to 17 loans representing six customer relationships classified as substandard. Non-accrual loans at December 31, 2015 included $8.1 million, or 71% of non-accrual loans, attributed to 19 loans representing six customer relationships classified as substandard. Of these loans at June 30, 2016 and December 31, 2015, $3.6 million and $3.8 million, respectively, represented a residential development project. During the second quarter of 2014, the Company deferred the collection of principal and interest on this project. The project is currently being built out with the support of private equity funds which have been used for vertical construction that has significantly improved the collateral value and the viability of the project. The loans remain classified as troubled debt restructures ("TDRs") and non-accrual. In addition, at June 30, 2016 and December 31, 2015, the Company had three TDR loans totaling $1.6 million and $1.7 million, respectively, classified as non-accrual. These loans are classified solely as non-accrual loans for the calculation of financial ratios.

Loan delinquency (90 days or greater delinquent and 31-89 days delinquent) decreased $1.3 million from $11.7 million, or 1.27% of loans, at December 31, 2015 to $10.4 million, or 1.03% of loans, at June 30, 2016. Loans 31-89 days delinquent decreased $127,000 from $948,000, or 0.10% of total loans, at December 31, 2015 to $821,000, or 0.08% of total loans, at June 30, 2016.

At June 30, 2016, the Company had 19 accruing TDRs totaling $10.9 million compared to 23 accruing TDRs totaling $13.1 million as of December 31, 2015. The Company had specific reserves of $968,000 on seven TDRs totaling $3.3 million at June 30, 2016 and specific reserves of $1.3 million on nine TDRs totaling $3.6 million at December 31, 2015. At June 30, 2016, $8.1 million or 74% of accruing TDRs of $10.9 million relate to one customer relationship. The $8.1 million in TDRs is for eight loans with two construction and land development loans totaling $724,000, one commercial loan of $197,000 and five commercial real estate loans totaling $7.1 million. The loans in this relationship have been classified as TDRs since the fourth quarter of 2014 and have performed according to the terms of their restructured agreements with all required payments made timely. They presently remain as TDRs due to below market rates of interest negotiated at the time of the restructure to obtain additional collateral. The Company has a strong collateral position in this relationship and as of June 30, 2016 has specific reserves of $470,000 on the relationship.

The following is a breakdown by loan classification of the Company's TDRs at June 30, 2016 and December 31, 2015:

                                   June 30, 2016        December 31, 2015
                                             Number                 Number
(dollars in thousands)          Dollars     of Loans   Dollars     of Loans
------------------------------ ----------  ---------  ----------  ---------

Commercial real estate         $    9,715          8  $    9,839          8
Residential first mortgages           556          2         881          3
Residential rentals                   230          1       2,058          5
Construction and land
 development                        4,370          4       4,283          4
Commercial loans                    1,141          7       1,384          8
Commercial equipment                  118          2         123          2
                               ----------  ---------  ----------  ---------
Total TDRs                     $   16,130         24  $   18,568         30
Less: TDRs included in non-
 accrual loans                     (5,252)        (5)     (5,435)        (7)
                               ----------  ---------  ----------  ---------
Total accrual TDR loans        $   10,878         19  $   13,133         23
                               ==========  =========  ==========  =========

The OREO balance was $8.5 million at June 30, 2016, a decrease of $989,000 compared to $9.4 million at December 31, 2015. This decrease consisted of additions of $2.7 million offset by valuation allowances of $262,000 to adjust properties to current appraised values and $3.4 million in disposals. OREO carrying amounts reflect management's estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

The allowance for loan losses was 0.91% of gross loans at June 30, 2016 and 0.93% at December 31, 2015. There was an increase in the general component of the allowance due to changes to general allowance factors that reflect changes in historical loss, loan growth, delinquency rates and general economic conditions. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management's judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as reductions in classified assets and delinquency, were offset by increases in other qualitative factors, such as increased loan growth. The specific allowance is based on management's estimate of realizable value for particular loans. Management believes that the allowance is adequate. The Company increased its general allowance as a percentage of gross loans three basis points from 0.75% at December 31, 2015 to 0.78% at June 30, 2016. The following is a breakdown of the Company's general and specific allowances as a percentage of gross loans at June 30, 2016 and December 31, 2015, respectively.

                           June 30,    % of Gross  December 31,  % of Gross
(dollar in thousands)        2016        Loans         2015        Loans
------------------------ ------------ -----------  ------------ -----------

General Allowance        $      7,883        0.78% $      6,932        0.75%
Specific Allowance              1,223        0.12%        1,608        0.17%
                         ------------ -----------  ------------ -----------
Total Allowance          $      9,106        0.91% $      8,540        0.93%
                         ============ ===========  ============ ===========

The most important weighted factor in the Company's allowance for loan loss methodology is the charge-off history of the loan portfolio. The historical loss experience factor is tracked over various time horizons for each portfolio segment. It is weighted as the most important factor of the general component of the allowance and has decreased as the Company's charge-off history has improved. The following table provides a five-year trend of net charge-offs as a percentage of average loans.

                       Three Months Ended     Six Months Ended
                            June 30,              June 30,
                      --------------------  --------------------
(dollars in
 thousands)             2016       2015       2016       2015
--------------------- ---------  ---------  ---------  ---------
Average loans         $ 966,701  $ 874,878  $ 942,880  $ 863,955
Net charge-offs              48        256        425        294
Net charge-offs to
 average loans            0.02%     0.12%     0.09%     0.07%

                                    Years Ended December 31,
                      -----------------------------------------------------
(dollars in
 thousands)             2015       2014       2013       2012       2011
--------------------- ---------  ---------  ---------  ---------  ---------
Average loans         $ 874,186  $ 819,381  $ 741,369  $ 719,798  $ 671,242
Net charge-offs           1,374      2,309      1,049      1,937      4,101
Net charge-offs to
 average loans            0.16%     0.28%     0.14%     0.27%      0.61%

Deposits increased by 19.1% on an annualized basis or $86.6 million, to $993.5 million at June 30, 2016 compared to $906.9 million at December 31, 2015. Between 2012 and 2016, the Company increased transaction deposits, including noninterest bearing deposits, to lower its overall cost of funds. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 57.2% of total deposits at June 30, 2016. Details of the Company's deposit portfolio at June 30, 2016 and December 31, 2015 are presented below:

                                         June 30, 2016    December 31, 2015
(dollars in thousands)                  Balance     %      Balance     %
-------------------------------------- --------- -------  --------- -------
Noninterest-bearing demand             $ 142,365   14.33% $ 142,771   15.74%
Interest-bearing:
  Demand                                 139,334   14.02%   120,918   13.33%
  Money market deposits                  237,372   23.89%   219,956   24.25%
  Savings                                 48,670    4.90%    47,703    5.26%
  Certificates of deposit                425,734   42.85%   375,551   41.41%
                                       --------- -------  --------- -------
Total interest-bearing                   851,110   85.67%   764,128   84.26%
                                       --------- -------  --------- -------

Total Deposits                         $ 993,475  100.00% $ 906,899  100.00%
                                       ========= =======  ========= =======

Transaction accounts                   $567,741   57.15% $531,348    58.59%

The Company uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at June 30, 2016 and December 31, 2015 were $119.7 million and $49.1 million, respectively. Reciprocal brokered deposits at June 30, 2016 and December 31, 2015 were $60.2 million and $61.1 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers.

Long-term debt and short-term borrowings increased $2.0 million from $91.6 million at December 31, 2015 to $93.6 million at June 30, 2016. The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the six months ended June 30, 2016, stockholders' equity increased $2.6 million to $102.4 million. The increase in stockholders' equity was due to net income of $3.3 million, net stock related activities related to stock-based compensation of $176,000 and a current year decrease in accumulated other comprehensive loss of $239,000. These increases to capital were partially offset by quarterly common dividends paid of $907,000 and repurchases of common stock of $336,000. Common stockholders' equity of $102.4 million at June 30, 2016 resulted in a book value of $22.01 per common share compared to $21.48 at December 31, 2015. The Company remains well-capitalized at June 30, 2016 with a Tier 1 capital to average assets ratio of 9.43%.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1.2 billion. Through its 12 banking centers and five commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company's banking centers are located at its main office in Waldorf, Maryland, and 11 branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and Central Park and downtown Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, market disruptions and other effects of terrorist activities and the matters described in "Item 1A Risk Factors" in the Company's Annual Report on Form 10-K for the Year Ended December 31, 2015. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of June 30, 2016. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION AND RATIOS (UNAUDITED)

                                                         Six Months Ended
                     Three Months Ended (Unaudited)        (Unaudited)
                    --------------------------------- ---------------------
                      June 30,   March 31,  June 30,   June 30,   June 30,
                       2016        2016       2015       2016       2015
------------------- ----------- ---------- ---------- ---------- ----------

KEY OPERATING
 RATIOS
Return on average
 assets                    0.57%      0.56%      0.63%      0.57%      0.66%
Return on average
 common equity             6.79       6.37       6.88       6.58       7.10
Return on average
 total equity              6.79       6.37       6.88       6.58       6.82
Average total
 equity to average
 total assets              8.46       8.74       9.18       8.60       9.64
Interest rate
 spread                    3.40       3.37       3.46       3.38       3.51
Net interest margin        3.52       3.50       3.60       3.51       3.63
Cost of funds              0.74       0.73       0.78       0.74       0.74
Cost of deposits           0.49       0.47       0.49       0.48       0.48
Cost of debt               2.66       2.71       2.80       2.69       2.63
Efficiency ratio          68.33      70.68      68.91      69.48      69.09
Non-interest
 expense to average
 assets                    2.41       2.51       2.54       2.46       2.57
Avg. int-earning
 assets to avg.
 int-bearing
 liabilities             117.61     117.79     116.88     117.70     117.38
Net charge-offs to
 average loans             0.02       0.16       0.12       0.09       0.07
COMMON SHARE DATA
Basic net income
 per common share   $      0.38 $     0.35 $     0.37 $     0.73 $     0.75
Diluted net income
 per common share          0.38       0.35       0.37       0.72       0.75
Cash dividends paid
 per common share          0.10       0.10       0.10       0.20       0.20
Weighted average
 common shares
 outstanding:
  Basic               4,590,444  4,594,683  4,650,153  4,592,563  4,653,763
  Diluted             4,617,794  4,624,603  4,687,201  4,621,199  4,690,811

                    (Unaudited)
                    -----------
(dollars in
thousands, except     June 30,   December
per share amounts)     2016      31, 2015   $ Change   % Change
------------------- ----------- ---------- ---------- ----------
ASSET QUALITY
Total assets        $ 1,233,401 $1,143,332 $   90,069        7.9%
Gross loans           1,005,068    918,894     86,174        9.4
Classified Assets        41,370     43,346     (1,976)      (4.6)
Allowance for loan
 losses                   9,106      8,540        566        6.6

Past due loans
 (PDLs) (31 to 89
 days)                      821        948       (127)     (13.4)
Nonperforming loans
 (NPLs) (>=90 days)       9,540     10,740     (1,200)     (11.2)

Non-accrual loans
 (a)                     10,224     11,433     (1,209)     (10.6)
Accruing troubled
 debt restructures
 (TDRs)(b)               10,878     13,133     (2,255)     (17.2)
Other real estate
 owned (OREO)             8,460      9,449       (989)     (10.5)
                    ----------- ---------- ---------- ----------
Non-accrual loans,
 OREO and TDRs           29,562     34,015     (4,453)     (13.1)
ASSET QUALITY
 RATIOS
Classified assets
 to total assets           3.35%      3.79%
Classified assets
 to risk-based
 capital                  28.25      30.19
Allowance for loan
 losses to total
 loans                     0.91       0.93
Allowance for loan
 losses to
 nonperforming
 loans                    95.45      79.52
Past due loans
 (PDLs) to total
 loans                     0.08       0.10
Nonperforming loans
 (NPLs) to total
 loans                     0.95       1.17
Loan delinquency
 (PDLs + NPLs) to
 total loans               1.03       1.27
Non-accrual loans
 to total loans            1.02       1.24
Non-accrual loans
 and TDRs to total
 loans                     2.10       2.67
Non-accrual loans
 and OREO to total
 assets                    1.51       1.83
Non-accrual loans,
 OREO and TDRs to
 total assets              2.40       2.98
COMMON SHARE DATA
Book value per
 common share       $     22.01 $    21.48
Common shares
 outstanding at end
 of period            4,651,486  4,645,429
OTHER DATA
Number of:
Full-time
 equivalent
 employees                  167        171
Branches                     12         12
Loan Production
 Offices                      5          5
REGULATORY CAPITAL
 RATIOS
Tier 1 capital to
 average assets            9.43%     10.01%
Tier 1 common
 capital to risk-
 weighted assets          10.01      10.16
Tier 1 capital to
 risk-weighted
 assets                   11.18      11.38
Total risk-based
 capital to risk-
 weighted assets          14.32      14.58

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment.

(b) At June 30, 2016 and December 31, 2015, the Bank had total TDRs of $16.1 million and $18.6 million, respectively, with three TDR relationships totaling $5.3 million and $5.4 million, respectively, in non-accrual status. These loans are classified as non-accrual loans for the calculation of financial ratios.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                         Three Months Ended
                                                        June 30,   March 31,
(dollars in thousands, except per share amounts)          2016       2016
------------------------------------------------------- ---------  ---------
Interest and Dividend Income
  Loans, including fees                                 $  11,170  $  10,545
  Taxable interest and dividends on investment
   securities                                                 752        763
  Interest on deposits with banks                               6          4
                                                        ---------  ---------
Total Interest and Dividend Income                         11,928     11,312
                                                        ---------  ---------

Interest Expense
  Deposits                                                  1,182      1,095
  Short-term borrowings                                        49         38
  Long-term debt                                              802        786
                                                        ---------  ---------
Total Interest Expense                                      2,033      1,919
                                                        ---------  ---------

Net Interest Income                                         9,895      9,393
  Provision for loan losses                                   564        427
                                                        ---------  ---------
Net Interest Income After Provision For Loan Losses         9,331      8,966
                                                        ---------  ---------

Noninterest Income
  Loan appraisal, credit, and miscellaneous charges           102         61
  Gain on sale of asset                                         4          -
  Net (losses) gains on sale of OREO                         (448)         5
  Net gains on sale of investment securities                   39          -
  Loss on premises and equipment held for sale                  -          -
  Income from bank owned life insurance                       198        196
  Service charges                                             882        588
  Gain on sale of loans held for sale                           -          -
                                                        ---------  ---------
Total Noninterest Income                                      777        850

                                                        ---------  ---------
Noninterest Expense
  Salary and employee benefits                              4,197      4,152
  Occupancy expense                                           636        589
  Advertising                                                 156         63
  Data processing expense                                     580        554
  Professional fees                                           380        425
  Depreciation of furniture, fixtures, and equipment          206        196
  Telephone communications                                     46         44
  Office supplies                                              29         43
  FDIC Insurance                                              184        243
  OREO valuation allowance and expenses                       105        301
  Other                                                       773        630
                                                        ---------  ---------
Total Noninterest Expense                                   7,292      7,240

                                                        ---------  ---------
  Income before income taxes                                2,816      2,576
  Income tax expense                                        1,078        968
                                                        ---------  ---------
Net Income Available to Common Stockholders             $   1,738  $   1,608
                                                        =========  =========

Earnings Per Common Share
  Basic                                                 $    0.38  $    0.35
  Diluted                                               $    0.38  $    0.35
  Cash dividends paid per common share                  $    0.10  $    0.10

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended June 30, 2016 and March 31, 2016, respectively. There are no tax equivalency adjustments.

                                  For the Three Months Ended
                   --------------------------------------------------------
                          June 30, 2016               March 31, 2016
                   ---------------------------  ---------------------------
                                       Average                      Average
dollars in          Average            Yield/    Average            Yield/
 thousands          Balance   Interest  Cost     Balance   Interest  Cost
                   ---------- -------- -------  ---------- -------- -------
Assets
Interest-earning
 assets:
Loan portfolio (1) $  966,701 $ 11,170    4.62% $  919,058 $ 10,545    4.59%
Investment
 securities,
 federal funds
 sold and
 interest-bearing
 deposits             156,893      758    1.93%    154,781      767    1.98%
                   ---------- --------          ---------- --------
Total Interest-
 Earning Assets     1,123,594   11,928    4.25%  1,073,839   11,312    4.21%
                              --------
Cash and cash
 equivalents           12,206                        9,312
Other assets           73,877                       71,331
                   ----------                   ----------
Total Assets       $1,209,677                   $1,154,482
                   ==========                   ==========

Liabilities and
 Stockholders'
 Equity
Interest-bearing
 liabilities:
Savings            $   47,888 $     14    0.12% $   46,596 $     12    0.10%
Interest-bearing
 demand and money
 market accounts      365,966      286    0.31%    346,838      255    0.29%
Certificates of
 deposit              413,952      883    0.85%    396,502      828    0.84%
Long-term debt         58,835      352    2.39%     51,926      345    2.66%
Short-term
 borrowings            33,754       49    0.58%     34,790       38    0.44%
Subordinated notes     23,000      359    6.24%     23,000      359    6.24%
Guaranteed
 preferred
 beneficial
 interest in
 junior
 subordinated
 debentures            12,000       90    3.00%     12,000       82    2.73%
                   ---------- --------          ---------- --------

Total Interest-
 Bearing
 Liabilities          955,395    2,033    0.85%    911,652    1,919    0.84%
                              --------                     --------

Noninterest-
 bearing demand
 deposits             142,182                      133,021
Other liabilities       9,724                        8,865
Stockholders'
 equity               102,376                      100,944
                   ----------                   ----------
Total Liabilities
 and Stockholders'
 Equity            $1,209,677                   $1,154,482
                   ==========                   ==========

Net interest
 income                       $  9,895                     $  9,393
                              ========                     ========

Interest rate
 spread                                   3.40%                        3.37%
                                       =======                      =======
Net yield on
 interest-earning
 assets                                   3.52%                        3.50%
                                       =======                      =======
Ratio of average
 interest-earning
 assets to average
 interest bearing
 liabilities                            117.61%                      117.79%
                                       =======                      =======

Cost of funds                             0.74%                        0.73%
                                       =======                      =======
Cost of deposits                          0.49%                        0.47%
                                       =======                      =======
Cost of debt                              2.66%                        2.71%
                                       =======                      =======

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

                                          Three Months Ended June 30, 2016
                                           compared to Three Months Ended
                                                   March 31, 2016
                                                       Due to
dollars in thousands                       Volume       Rate       Total
                                         ----------  ----------  ----------

Interest income:
Loan portfolio (1)                       $      551  $       74         625
Investment securities, federal funds
 sold and interest bearing deposits              10         (19)         (9)
                                         ----------  ----------  ----------
  Total interest-earning assets          $      544  $       72  $      616
                                         ==========  ==========  ==========

Interest-bearing liabilities:
Savings                                           -           2           2
Interest-bearing demand and money market
 accounts                                        15          16          31
Certificates of deposit                          37          18          55
Long-term debt                                   41         (34)          7
Short-term borrowings                            (2)         13          11
Subordinated notes                                -           -           -
Guaranteed preferred beneficial interest
 in junior subordinated debentures                -           8           8
                                         ----------  ----------  ----------
Total interest-bearing liabilities       $       91  $       23  $      114
                                         ==========  ==========  ==========
Net change in net interest income        $      453  $       49  $      502
                                         ==========  ==========  ==========

(1) Average balance includes non-accrual loans

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
(dollars in thousands, except
 per share amounts )               2016       2015       2016       2015
-------------------------------- ---------  ---------  ---------  ---------
Interest and Dividend Income
  Loans, including fees          $  11,170  $  10,373  $  21,715  $  20,550
  Taxable interest and dividends
   on investment securities            752        560      1,515      1,107
  Interest on deposits with
   banks                                 6          2         10          6
                                 ---------  ---------  ---------  ---------
Total Interest and Dividend
 Income                             11,928     10,935     23,240     21,663
                                 ---------  ---------  ---------  ---------

Interest Expense
  Deposits                           1,182      1,042      2,277      2,030
  Short-term borrowings                 49         12         87         21
  Long-term debt                       802        848      1,588      1,516
                                 ---------  ---------  ---------  ---------
Total Interest Expense               2,033      1,902      3,952      3,567
                                 ---------  ---------  ---------  ---------

Net Interest Income                  9,895      9,033     19,288     18,096
  Provision for loan losses            564        392        991        570
                                 ---------  ---------  ---------  ---------
Net Interest Income After
 Provision For Loan Losses           9,331      8,641     18,297     17,526
                                 ---------  ---------  ---------  ---------

Noninterest Income
  Loan appraisal, credit, and
   miscellaneous charges               102         90        163        148
  Gain on sale of asset                  4          1          4         19
  Net losses on sale of OREO          (448)       (18)      (443)       (18)
  Net gains (losses) on sale of
   investment securities                39          -         39         (1)
  Income from bank owned life
   insurance                           198        205        394        410
  Service charges                      882        677      1,470      1,262
  Gain on sale of loans held for
   sale                                  -          7          -        104
                                 ---------  ---------  ---------  ---------
Total Noninterest Income               777        962      1,627      1,924

                                 ---------  ---------  ---------  ---------
Noninterest Expense
  Salary and employee benefits       4,197      3,888      8,349      8,033
  Occupancy expense                    636        605      1,225      1,235
  Advertising                          156        183        219        286
  Data processing expense              580        507      1,134      1,025
  Professional fees                    380        272        805        567
  Depreciation of furniture,
   fixtures, and equipment             206        204        402        405
  Telephone communications              46         39         90         85
  Office supplies                       29         31         72         70
  FDIC Insurance                       184        190        427        388
  OREO valuation allowance and
   expenses                            105        334        406        553
  Other                                773        635      1,403      1,184
                                 ---------  ---------  ---------  ---------
Total Noninterest Expense            7,292      6,888     14,532     13,831

                                 ---------  ---------  ---------  ---------
  Income before income taxes         2,816      2,715      5,392      5,619
  Income tax expense                 1,078      1,004      2,046      2,087
                                 ---------  ---------  ---------  ---------
Net Income                       $   1,738  $   1,711  $   3,346  $   3,532
  Preferred stock dividends              -          -          -         23
                                 ---------  ---------  ---------  ---------
Net Income Available to Common
 Stockholders                    $   1,738  $   1,711  $   3,346  $   3,509
                                 =========  =========  =========  =========

Earnings Per Common Share
  Basic                          $    0.38  $    0.37  $    0.73  $    0.75
  Diluted                        $    0.38  $    0.37  $    0.72  $    0.75
  Cash dividends paid per common
   share                         $    0.10  $    0.10  $    0.20  $    0.20

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended June 30, 2016 and 2015, respectively. There are no tax equivalency adjustments.

                             For the Three Months Ended June 30,
                   --------------------------------------------------------
                              2016                         2015

                                       Average                      Average
dollars in          Average            Yield/    Average            Yield/
 thousands          Balance   Interest  Cost     Balance   Interest  Cost
                   ---------- -------- -------  ---------- -------- -------
Assets
Interest-earning
 assets:
Loan portfolio (1) $  966,701 $ 11,170    4.62% $  874,878 $ 10,373    4.74%
Investment
 securities,
 federal funds
 sold and
 interest-bearing
 deposits             156,893      758    1.93%    129,886      562    1.73%
                   ---------- --------          ---------- --------
Total Interest-
 Earning Assets     1,123,594   11,928    4.25%  1,004,764   10,935    4.35%
                              --------                     --------
Cash and cash
 equivalents           12,206                       12,027
Other assets           73,877                       67,356
                   ----------                   ----------
Total Assets       $1,209,677                   $1,084,147
                   ==========                   ==========

Liabilities and
 Stockholders'
 Equity
Interest-bearing
 liabilities:
Savings            $   47,888 $     14    0.12% $   44,897 $     12    0.11%
Interest-bearing
 demand and money
market accounts       365,966      286    0.31%    313,633      214    0.27%
Certificates of
 deposit              413,952      883    0.85%    378,221      816    0.86%
Long-term debt         58,835      352    2.39%     70,649      404    2.29%
Short-term
 borrowings            33,754       49    0.58%     17,240       12    0.28%
Subordinated notes     23,000      359    6.24%     23,000      368    6.40%
Guaranteed
 preferred
 beneficial
 interest in
 junior
 subordinated
 debentures            12,000       90    3.00%     12,000       76    2.53%
                   ---------- --------          ---------- --------

Total Interest-
 Bearing
 Liabilities          955,395    2,033    0.85%    859,640    1,902    0.89%
                              --------                     --------

Noninterest-
 bearing demand
 deposits             142,182                      115,907
Other liabilities       9,724                        9,060
Stockholders'
 equity               102,376                       99,540
                   ----------                   ----------
Total Liabilities
 and Stockholders'
 Equity            $1,209,677                   $1,084,147
                   ==========                   ==========

Net interest
 income                       $  9,895                     $  9,033
                              ========                     ========

Interest rate
 spread                                   3.40%                        3.46%
                                       =======                      =======
Net yield on
 interest-earning
 assets                                   3.52%                        3.60%
                                       =======                      =======
Ratio of average
 interest-earning
 assets to average
 interest bearing
 liabilities                            117.61%                      116.88%
                                       =======                      =======

Cost of funds                             0.74%                        0.78%
                                       =======                      =======
Cost of deposits                          0.49%                        0.49%
                                       =======                      =======
Cost of debt                              2.66%                        2.80%
                                       =======                      =======

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

                                            For the Three Months Ended June
                                            30, 2016  compared to the Three
                                                     Months Ended
                                                     June 30, 2015
                                                        Due to
dollars in thousands                         Volume      Rate       Total
                                            ---------  ---------  ---------

Interest income:
Loan portfolio (1)                          $   1,061  $    (264) $     797
Investment securities, federal funds sold
 and interest bearing deposits                    130         66        196
                                            ---------  ---------  ---------
  Total interest-earning assets             $   1,191  $    (198) $     993
                                            =========  =========  =========

Interest-bearing liabilities:
Savings                                             1          1          2
Interest-bearing demand and money
market accounts                                    41         31         72
Certificates of deposit                            76         (9)        67
Long-term debt                                    (71)        19        (52)
Short-term borrowings                              24         13         37
Subordinated notes                                  -         (9)        (9)
Guaranteed preferred beneficial interest in
 junior subordinated debentures                     -         14         14
                                            ---------  ---------  ---------
Total interest-bearing liabilities          $      71  $      60  $     131
                                            =========  =========  =========
Net change in net interest income           $   1,120  $    (258) $     862
                                            =========  =========  =========

(1) Average balance includes non-accrual loans

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the six months ended June 30, 2016 and 2015, respectively. There are no tax equivalency adjustments.

                              For the Six Months Ended June 30,
                   --------------------------------------------------------
                              2016                         2015

                                       Average                      Average
dollars in          Average            Yield/    Average            Yield/
 thousands          Balance   Interest  Cost     Balance   Interest  Cost
                   ---------- -------- -------  ---------- -------- -------
Assets
Interest-earning
 assets:
Loan portfolio (1) $  942,880 $ 21,715    4.61% $  863,955 $ 20,550    4.76%
Investment
 securities,
 federal funds
 sold and
 interest-bearing
 deposits             155,837    1,525    1.96%    131,727    1,113    1.69%
                   ---------- --------          ---------- --------
Total Interest-
 Earning Assets     1,098,717   23,240    4.23%    995,682   21,663    4.35%
                              --------                     --------
Cash and cash
 equivalents           10,759                       12,095
Other assets           72,604                       66,869
                   ----------                   ----------
Total Assets       $1,182,080                   $1,074,646
                   ==========                   ==========

Liabilities and
 Stockholders'
 Equity
Interest-bearing
 liabilities:
Savings            $   47,242 $     26    0.11% $   43,641 $     22    0.10%
Interest-bearing
 demand and money
 market accounts      356,402      540    0.30%    308,988      405    0.26%
Certificates of
 deposit              405,227    1,711    0.84%    378,798    1,603    0.85%
Long-term debt         55,380      697    2.52%     71,584      794    2.22%
Short-term
 borrowings            34,272       87    0.51%     14,787       21    0.28%
Subordinated notes     23,000      719    6.25%     18,425      571    6.20%
Guaranteed
 preferred
 beneficial
 interest
in junior
 subordinated
 debentures            12,000      172    2.87%     12,000      151    2.52%
                   ---------- --------          ---------- --------

Total Interest-
 Bearing
 Liabilities          933,523    3,952    0.85%    848,223    3,567    0.84%
                              --------                     --------

Noninterest-
 bearing demand
 deposits             137,602                      113,982
Other liabilities       9,295                        8,868
Stockholders'
 equity               101,660                      103,573
                   ----------                   ----------
Total Liabilities
 and Stockholders'
 Equity            $1,182,080                   $1,074,646
                   ==========                   ==========

Net interest
 income                       $ 19,288                     $ 18,096
                              ========                     ========

Interest rate
 spread                                   3.38%                        3.51%
                                       =======                      =======
Net yield on
 interest-earning
 assets                                   3.51%                        3.63%
                                       =======                      =======
Ratio of average
 interest-earning
 assets to average
 interest bearing
 liabilities                            117.70%                      117.38%
                                       =======                      =======

Cost of funds                             0.74%                        0.74%
                                       =======                      =======
Cost of deposits                          0.48%                        0.48%
                                       =======                      =======
Cost of debt                              2.69%                        2.63%
                                       =======                      =======

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

                                             For the Six Months Ended June
                                             30, 2016  compared to the Six
                                                     Months Ended
                                                     June 30, 2015
                                                        Due to
dollars in thousands                         Volume      Rate       Total
                                            ---------  ---------  ---------

Interest income:
Loan portfolio (1)                          $   1,818  $    (653) $   1,165
Investment securities, federal funds sold
 and interest bearing deposits                    236        176        412
                                            ---------  ---------  ---------
  Total interest-earning assets             $   2,054  $    (477) $   1,577
                                            =========  =========  =========

Interest-bearing liabilities:
Savings                                             2          2          4
Interest-bearing demand and money market
 accounts                                          72         63        135
Certificates of deposit                           112         (4)       108
Long-term debt                                   (204)       107        (97)
Short-term borrowings                              49         17         66
Subordinated notes                                143          5        148
Guaranteed preferred beneficial interest in
 junior subordinated debentures                     -         21         21
                                            ---------  ---------  ---------
Total interest-bearing liabilities          $     174  $     211  $     385
                                            =========  =========  =========
Net change in net interest income           $   1,880  $    (688) $   1,192
                                            =========  =========  =========

(1) Average balance includes non-accrual loans

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                   June 30,    December 31,
                                                     2016          2015
(dollars in thousands)                           (Unaudited)
------------------------------------------------ ------------  ------------
Assets
  Cash and due from banks                        $      8,922  $      9,059
  Federal funds sold                                       90           225
  Interest-bearing deposits with banks                  4,011         1,855
  Securities available for sale (AFS), at fair
   value                                               39,837        35,116
  Securities held to maturity (HTM), at
   amortized cost                                     107,772       109,420
  Federal Home Loan Bank (FHLB) and Federal
   Reserve Bank (FRB) stock - at cost                   5,005         6,931
  Loans receivable - net of allowance for loan
   losses of $9,106 and $8,540                        995,515       909,200
  Premises and equipment, net                          22,807        20,156
  Premises and equipment held for sale                      -         2,000
  Other real estate owned (OREO)                        8,460         9,449
  Accrued interest receivable                           3,486         3,218
  Investment in bank owned life insurance              28,230        27,836
  Other assets                                          9,266         8,867
                                                 ------------  ------------
Total Assets                                     $  1,233,401  $  1,143,332
                                                 ============  ============

Liabilities and Stockholders' Equity
Liabilities
  Deposits
    Non-interest-bearing deposits                $    142,365  $    142,771
    Interest-bearing deposits                         851,110       764,128
                                                 ------------  ------------
  Total deposits                                      993,475       906,899
  Short-term borrowings                                28,000        36,000
  Long-term debt                                       65,588        55,617
  Guaranteed preferred beneficial interest in
   junior subordinated debentures (TRUPs)              12,000        12,000
  Subordinated notes - 6.25%                           23,000        23,000
  Accrued expenses and other liabilities                8,972        10,033
                                                 ------------  ------------
Total Liabilities                                   1,131,035     1,043,549
                                                 ------------  ------------

Stockholders' Equity
  Common stock - par value $.01; authorized -
   15,000,000 shares; issued 4,651,486 and
   4,645,429 shares, respectively                          47            46
  Additional paid in capital                           47,007        46,809
  Retained earnings                                    55,574        53,495
  Accumulated other comprehensive gain (loss)              54          (251)
  Unearned ESOP shares                                   (316)         (316)
                                                 ------------  ------------
Total Stockholders' Equity                            102,366        99,783
                                                 ------------  ------------
Total Liabilities and Stockholders' Equity       $  1,233,401  $  1,143,332
                                                 ============  ============

Loan Portfolio Segment Historical Balances with New Portfolio Loan Segment
 Residential Rentals  (1)
---------------------------------------------------------------------------

(dollars in thousands)                 June 30, 2016       March 31, 2016
------------------------------------ ------------------  ------------------
Commercial real estate               $   608,380  60.53% $   570,415  60.36%
Residential first mortgages              148,138  14.74%     134,289  14.21%
Residential rentals                      100,202   9.97%      94,805  10.03%
Construction and land development         35,560   3.54%      38,687   4.09%
Home equity and second mortgages          22,104   2.20%      21,019   2.22%
Commercial loans                          57,167   5.69%      54,220   5.74%
Consumer loans                               332   0.03%         330   0.03%
Commercial equipment                      33,185   3.30%      31,379   3.32%
                                     ----------- ------  ----------- ------
                                     $ 1,005,068 100.00% $   945,144 100.00%
                                     =========== ======  =========== ======

(dollars in thousands)               December 31, 2015   September 30, 2015
------------------------------------ ------------------  ------------------
Commercial real estate               $  538,888   58.64% $  529,573   58.87%
Residential first mortgages             131,401   14.30%    134,386   14.94%
Residential rentals                      93,157   10.14%     96,115   10.69%
Construction and land development        36,189    3.94%     38,132    4.24%
Home equity and second mortgages         21,716    2.36%     21,230    2.36%
Commercial loans                         67,246    7.32%     51,884    5.77%
Consumer loans                              366    0.04%        403    0.04%
Commercial equipment                     29,931    3.26%     27,765    3.09%
                                     ---------- -------  ---------- -------
                                     $  918,894  100.00% $  899,488  100.00%
                                     ========== =======  ========== =======

(dollars in thousands)               December 31, 2014   September 30, 2014
------------------------------------ ------------------  ------------------
Commercial real estate               $  485,602   55.68% $  472,711   55.85%
Residential first mortgages             146,539   16.80%    149,500   17.66%
Residential rentals                      81,777    9.38%     78,687    9.30%
Construction and land development        36,370    4.17%     33,986    4.02%
Home equity and second mortgages         21,452    2.46%     21,330    2.52%
Commercial loans                         73,625    8.44%     63,681    7.52%
Consumer loans                              613    0.07%        661    0.08%
Commercial equipment                     26,152    3.00%     25,837    3.05%
                                     ---------- -------  ---------- -------
                                     $  872,130  100.00% $  846,393  100.00%
                                     ========== =======  ========== =======

(dollars in thousands)                 June 30, 2015       March 31, 2015
------------------------------------ ------------------  ------------------
Commercial real estate               $  522,825   58.37% $  510,030   57.22%
Residential first mortgages             137,439   15.34%    142,963   16.04%
Residential rentals                      84,668    9.45%     83,831    9.41%
Construction and land development        39,159    4.37%     37,349    4.19%
Home equity and second mortgages         21,068    2.35%     21,211    2.38%
Commercial loans                         63,480    7.09%     68,504    7.69%
Consumer loans                              396    0.04%        464    0.05%
Commercial equipment                     26,804    2.99%     26,932    3.02%
                                     ---------- -------  ---------- -------
                                     $  895,839  100.00% $  891,284  100.00%
                                     ========== =======  ========== =======

(dollars in thousands)                 June 30, 2014       March 31, 2014
------------------------------------ ------------------  ------------------
Commercial real estate               $  463,704   54.79% $  439,758   53.65%
Residential first mortgages             151,395   17.89%    153,039   18.67%
Residential rentals                      73,653    8.70%     69,846    8.52%
Construction and land development        32,086    3.79%     30,611    3.73%
Home equity and second mortgages         21,225    2.51%     21,699    2.65%
Commercial loans                         77,583    9.17%     80,297    9.80%
Consumer loans                              736    0.09%        691    0.08%
Commercial equipment                     25,877    3.06%     23,742    2.90%
                                     ---------- -------  ---------- -------
                                     $  846,259  100.00% $  819,683  100.00%
                                     ========== =======  ========== =======

(1) Residential rental balances were previously included in the residential first mortgage and commercial real estate portfolios.

CONTACT:
William J. Pasenelli
Chief Executive Officer
888.745.2265